Consent of Spears & Associates, Inc.

To Whom it May Concern:

We hereby consent to the use of our information, as properly attributed to us, in the Current Report on Form 8-K of MRC Global Inc. and the incorporation by reference of this information into the Registration Statement on Form S-3 (File No. 333-184341) of MRC Global Inc., the Registration Statement on Form S-8 (File No. 333-180777) of MRC Global Inc. and the Registration Statement on Form S-1 (File No. 333-173037) of McJunkin Red Man Corporation with respect to the following:

1.	Chart depicting actual and forecasted worldwide drilling and completion spending from 2009 through 2016.

[Signature page follows]

Submitted by:

/s/ John Spears

Spears & Associates, Inc.

October 25, 2012